Exhibit 99.1

INTERNATIONAL SEAWAYS REPORTS

FIRST QUARTER 2026 RESULTS

New York, NY – May 7, 2026– International Seaways, Inc. (NYSE: INSW) (the “Company,” “Seaways,” or “INSW”), one of the largest tanker companies worldwide providing energy transportation services for crude oil and petroleum products, today reported results for the first quarter 2026.

HIGHLIGHTS & RECENT DEVELOPMENTS

Quarterly Results:

•	Net income for the first quarter of 2026 was $286 million, or $5.75 per diluted share.

•	Adjusted net income(1) for the first quarter of 2026 was $194 million, or $3.90 per diluted share.

•	Adjusted EBITDA(1) for the first quarter or 2026 was $244 million.

Returns to Shareholders:

•	Declared the largest quarterly dividend in Company history: $4.55 per share to be paid in June 2026.

•	Increased payout ratio to 85% of adjusted net income and included an additional discretionary component for the quarter, reflecting strong performance and market conditions.

•	Delivered total shareholder return of over 74% year to date, including share price appreciation and the March 2026 dividend.

•	Paid $2.15 per share in total dividends in March 2026, reaching a milestone of $1 billion returned to shareholders since 2020.

Healthy Balance Sheet:

•	Total liquidity was approximately $918 million as of March 31, 2026, including cash of $377 million and $541 million undrawn revolving credit capacity.

•	Net loan-to-value below 7% as of March 31, 2026.

Fleet Optimization Program:

•	Sold seven vessels with an average age of 17 years for proceeds of approximately $216 million net of positioning, commissions, and fees, and recognized gains of $88 million in the first quarter.

•	Took delivery of Seaways Bonita in the first quarter and Seaways Cristobal in April, the third and fourth of six LR1 newbuildings. The remaining two vessels are expected to deliver during the third quarter of 2026.

Lois K. Zabrocky, International Seaways President and CEO commented, “We delivered an excellent first quarter, our strongest since the fourth quarter of 2022, with meaningful contributions from both our crude and product tankers. Following the highest dividend in our history last quarter, we more than doubled our dividend this quarter to $4.55 per share by increasing our payout ratio to 85% of adjusted earnings and including an additional discretionary component that reflects the strength of today’s market and the performance we’ve built over time. With a robust balance sheet, nearly $1 billion of liquidity, and a notably strong start to the second quarter, we remain well positioned to continue delivering attractive returns and creating long-term value for our shareholders.”

Ms. Zabrocky continued, “Geopolitics are a constant in our business and typically create inefficiencies as markets adjust to new trading patterns. The situation in the Strait of Hormuz, however, is more significant, as the world cannot substitute more than 20 million barrels per day of oil and refined product. While excess supply on the water and available inventories have helped support the global economy in the early days of this conflict, a prolonged disruption would place considerable strain on global markets. In the near term, we remain focused on operating in a strong market environment as conditions evolve, while hoping for a resolution before any broader impact on the global economy emerges. As conditions normalize, we would still expect tanker markets to benefit from the rebalancing of trade flows and the replenishment of inventories.”

Jeff Pribor, the Company’s CFO stated, “Underlying cash generation was the strongest in the Company’s history, excluding the impact of working capital movements. In addition, we generated $216 million in proceeds from vessel sales during the quarter. Together, this supported our decision to increase the minimum payout ratio to 85% and include a discretionary component in the dividend for this quarter, reinforcing our commitment to returning capital to shareholders. At the same time, we continue to maintain a strong balance sheet with low leverage and significant liquidity, positioning us to deliver attractive returns while remaining opportunistic across our capital allocation priorities.”

FIRST QUARTER 2026 RESULTS

Net income for the first quarter of 2026 was $286 million, or $5.75 per diluted share, compared to net income of $50 million, or $1.00 per diluted share, for the first quarter of 2025. The increase was primarily driven by higher TCE revenues(1) from spot earnings that increased an average of approximately $30,000 per day across the fleet and an increase in gains on vessel sales.

Shipping revenues for the first quarter were $325 million, compared to $183 million for the first quarter of 2025. Consolidated TCE revenues(1) for the first quarter were $317 million, compared to $178 million for the first quarter of 2025.

Adjusted EBITDA(1) for the first quarter was $244 million, compared to $91 million for the first quarter of 2025.

Crude Tankers

Shipping revenues for the Crude Tankers segment were $191 million for the first quarter of 2026, compared to $88 million for the first quarter of 2025. TCE revenues(1) were $184 million for the first quarter, compared to $85 million for the first quarter of 2025. The increase in TCE revenues(1) was driven by higher average spot earnings of over $41,000 per day and higher average time charter earnings of approximately $46,500 per day, reflecting higher profit-sharing results.

Product Carriers

Shipping revenues for the Product Carriers segment were $134 million for the first quarter, compared to $95 million for the first quarter of 2025. TCE revenues(1) were $133 million for the first quarter, compared to $94 million for the first quarter of 2025. The increase in the first quarter of 2026 was attributable to higher TCE revenues(1) from spot earnings of approximately $21,000 per day compared to the first quarter of 2025.

RETURNING CASH TO SHAREHOLDERS

In March 2026, the Company paid a combined dividend of $2.15 per share of common stock, composed of a regular quarterly dividend of $0.12 per share of common stock and a supplemental dividend of $2.03 per share.

On May 6, 2026, the Company’s Board of Directors declared a combined dividend of $4.55 per share of common stock, composed of a regular quarterly dividend of $0.12 per share of common stock and a supplemental dividend of $4.43 per share of common stock. Both dividends will be paid on June 26, 2026, to shareholders with a record date at the close of business on June 12, 2026.

The Company currently has $50 million authorized under its share repurchase program, which expires at the end of 2026.

HEALTHY BALANCE SHEET

During the first quarter of 2026, the Company drew $43 million under the Korean export agency-backed facility (the “ECA Credit Facility”) in connection with the delivery of Seaways Bonita. In 2025, the Company entered into the ECA Credit Facility with DNB Bank and K-Sure for up to $240 million, secured by six LR1 newbuildings. The 12-year facility combines for a 20-year amortization profile and a blended interest rate of SOFR plus 125 basis points across two tranches. Funds will be drawn under the facility in connection with the delivery of each vessel. The Company drew another $43 million in April 2026 in connection with the delivery of Seaways Cristobal.

During the first quarter of 2026, the Company made $6 million in scheduled principal repayments in connection with all of its debt arrangements.

FLEET OPTIMIZATION PROGRAM

On January 27, 2026, the Company acquired sole ownership of Tankers International, a leading shipping pool founded in 2000, providing commercial management of modern VLCC tonnage. Tankers International has formed a new pool to expand its commercial management into the Suezmax class, which commenced operations in March.

In the first quarter of 2026, the Company sold seven vessels for aggregate proceeds of approximately $216 million, net of positioning, commissions and fees. The vessels were among the oldest remaining in the fleet, consisting of five MRs with an average age of 18 years and two VLCCs with an average age of 15 years. The Company recognized gains of approximately $88 million in connection with the sale of these vessels.

During 2026 to date, the Company took delivery of Seaways Bonita and Seaways Cristobal, the third and fourth of six LR1 newbuildings under construction in Korea with K Shipbuilding Co., Ltd. The remaining two vessels are expected to deliver by September 2026. The aggregate contract price for the six scrubber-fitted, dual-fuel ready LR1 vessels is approximately $359 million. As of March 31, 2026, the Company has approximately $122 million in remaining construction costs, of which approximately $116 million is expected to be drawn from the ECA Credit Facility in accordance with the delivery schedule.

During the first quarter, the Company entered into an additional time charter agreement for three years on a 2012-built Suezmax with future contracted revenue of approximately $43 million. As of April 1, 2026, the Company has 14 vessels on time charter agreements with an average duration of 1.4 years and total future contracted revenues through expiry of approximately $223 million, excluding any applicable profit share.

(1) This is a non-GAAP financial measure used throughout this press release; please refer to the section “Reconciliation to Non-GAAP Financial Information” for explanations of our non-GAAP financial measures and the reconciliations of reported GAAP to non-GAAP financial measures.

CONFERENCE CALL

The Company will host a conference call to discuss its first quarter 2026 results at 9:00 a.m. Eastern Time on Thursday, May 7, 2026. To access the call, participants should dial (800) 715-9871 for domestic callers and (646) 307-1963 for international callers and entering 1842743. Please dial in ten minutes prior to the start of the call. A live webcast of the conference call will be available from the Investor Relations section of the Company’s website at https://www.intlseas.com.

An audio replay of the conference call will be available until May 14, 2026, by dialing (800) 770-2030 for domestic callers and (609) 800-9909 for international callers, and entering Access Code 1842743.

ABOUT INTERNATIONAL SEAWAYS, INC.

International Seaways, Inc. (NYSE: INSW) is one of the largest public tanker companies in the world, providing seaborne transportation services for crude oil and refined petroleum products. The Company owns and operates a fleet across the principal tanker asset classes, including vessels on order. The Company focuses on the safe and reliable operation of its fleet and primarily employs its vessels in commercial pools, most of which it has an ownership interest, enhancing scale and market access. The Company is headquartered in New York City, N.Y. Additional information is available at https://www.intlseas.com.

Forward-Looking Statements

This release contains forward-looking statements. In addition, the Company may make or approve certain statements in future filings with the U.S. Securities and Exchange Commission (the “SEC”), in press releases, or in oral or written presentations by representatives of the Company. All statements other than statements of historical facts should be considered forward-looking statements. These matters or statements may relate to plans to issue dividends, the Company’s prospects, including statements regarding vessel acquisitions, expected synergies, trends in the tanker markets, and possibilities of strategic alliances and investments. Forward-looking statements are based on the Company’s current plans, estimates and projections, and are subject to change based on a number of factors. Investors should carefully consider the risk factors outlined in more detail in the Annual Report on Form 10-K for 2025 for the Company, and in similar sections of other filings made by the Company with the SEC from time to time. The Company assumes no obligation to update or revise any forward-looking statements. Forward-looking statements and written and oral forward-looking statements attributable to the Company or its representatives after the date of this release are qualified in their entirety by the cautionary statements contained in this paragraph and in other reports previously or hereafter filed by the Company with the SEC.

Investor Relations & Media Contact:

Tom Trovato, International Seaways, Inc.

(212) 578-1602

ttrovato@intlseas.com

Category: Earnings

Consolidated Statements of Operations
($ in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2026	2025
	(Unaudited)	(Unaudited)
Shipping Revenues:
Pool revenues	$248,498	$137,596
Time and bareboat charter revenues	61,015	35,857
Voyage charter revenues	15,963	9,941
Total Shipping Revenues	325,476	183,394

Other Operating Income	1,900	-

Operating Expenses:
Voyage expenses	8,231	5,052
Vessel expenses	61,039	67,028
Charter hire expenses	7,696	9,145
Depreciation and amortization	40,567	39,705
General and administrative	9,311	13,217
Other operating expenses	138	95
Gain on disposal of vessels and other assets, net	(88,171)	(10,021)
Total operating expenses	38,811	124,221
Income from vessel operations	288,565	59,173
Holding gain on previously held equity interest	3,919	-
Operating income	292,484	59,173
Other income	2,618	1,844
Income before interest expense	295,102	61,017
Interest expense	(8,959)	(11,452)
Net income	$286,143	$49,565

Weighted Average Number of Common Shares Outstanding:
Basic	49,460,962	49,307,449
Diluted	49,714,857	49,528,814

Per Share Amounts:
Basic net income per share	$5.78	$1.00
Diluted net income per share	$5.75	$1.00

Consolidated Balance Sheets
($ in thousands)

	March 31,	December 31,
	2026	2025
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$141,847	$116,922
Short-term investments	235,000	50,000
Voyage receivables	242,467	177,887
Other receivables	25,719	13,836
Inventories	5,407	611
Prepaid expenses and other current assets	15,729	7,384
Current portion of derivative asset	317	406
Total Current Assets	666,486	367,046

Vessels and other property, less accumulated depreciation	1,987,355	2,077,986
Vessels construction in progress	64,223	57,725
Deferred drydock expenditures, net	98,043	109,257
Operating lease right-of-use assets	6,222	7,220
Pool working capital deposits	27,571	33,051
Goodwill	7,372	-
Long-term derivative asset	-	5
Other assets	14,071	16,352
Total Assets	$2,871,343	$2,668,642

LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable, accrued expenses and other current liabilities	$60,388	$69,921
Current portion of operating lease liabilities	2,240	3,182
Current installments of long-term debt	28,161	25,788
Total Current Liabilities	90,789	98,891
Long-term operating lease liabilities	5,793	5,954
Long-term debt	573,927	541,291
Other liabilities	6,559	2,229
Total Liabilities	677,068	648,365

Equity:
Total Equity	2,194,275	2,020,277
Total Liabilities and Equity	$2,871,343	$2,668,642

Consolidated Statements of Cash Flows
($ in thousands)

	Three Months Ended March 31,
	2026	2025
	(Unaudited)	(Unaudited)
Cash Flows from Operating Activities:
Net income	$286,143	$49,565
Items included in net income not affecting cash flows:
Depreciation and amortization	40,567	39,705
Amortization of debt discount and other deferred financing costs	1,261	983
Stock compensation	1,461	1,946
Other – net	(529)	456
Items included in net income related to investing and financing activities:
Gain on disposal of vessels and other assets, net	(88,171)	(10,021)
Holding gain on previously held equity interest	(3,919)	—
Payments for drydocking	(13,850)	(16,900)
Insurance claims proceeds related to vessel operations	95	312
Changes in operating assets and liabilities	(81,997)	3,901
Net cash provided by operating activities	141,061	69,947
Cash Flows from Investing Activities:
Expenditures for vessels, vessel improvements, and vessels under construction	(70,655)	(82,973)
Security deposits returned for vessel exchange transactions	—	5,000
Proceeds from disposal of vessels and other property, net	222,833	115,264
Expenditures for other property	(319)	(376)
Cash consideration paid for the purchase of equity method investment, net of cash acquired	(4,493)	—
Investments in short term time deposits	(225,000)	—
Proceeds from maturities of short term time deposits	40,000	—
Net cash (used in)/provided by investing activities	(37,634)	36,915
Cash Flows from Financing Activities:
Borrowings on nonrevolving credit facility debt	42,604	—
Borrowings on revolving credit facilities	—	20,000
Repayments on revolving credit facilities	—	(101,600)
Repayments of nonrevolving credit facility debt	(1,019)	—
Payments on sale and leaseback financing	(5,293)	(12,242)
Payments of deferred financing costs	(1,563)	—
Cash dividends paid	(106,435)	(34,495)
Cash paid to tax authority upon vesting or exercise of stock-based compensation	(6,796)	(3,262)
Net cash used in financing activities	(78,502)	(131,599)
Net increase/(decrease) in cash and cash equivalents	24,925	(24,737)
Cash and cash equivalents at beginning of year	116,922	157,506
Cash and cash equivalents at end of period	$141,847	$132,769

Spot and Fixed TCE Rates Achieved and Revenue Days

The following table provides a breakdown of TCE rates achieved for spot and fixed charters and the related revenue days for the three months ended March 31, 2026 and the comparable period of 2025. Revenue days in the quarter ended March 31, 2026 totaled 5,799 compared with 6,635 in the prior year quarter. The information in these tables excludes commercial pool fees/commissions averaging approximately $1,185 and $896 per day for the three months ended March 31, 2026 and 2025, respectively.

	Three Months Ended March 31, 2026			Three Months Ended March 31, 2025
	Spot	Fixed	Total	Spot	Fixed	Total
Crude Tankers
VLCC
Average TCE Rate	$86,693	$128,264		$33,531	$37,974
Number of Revenue Days	693	265	958	657	270	927
Suezmax
Average TCE Rate	$68,027	$36,964		$30,911	$29,170
Number of Revenue Days	979	184	1,163	1,088	78	1,166
Aframax
Average TCE Rate	$51,379	$38,511		$25,422	$38,502
Number of Revenue Days	266	90	356	270	89	359
Total Crude Tankers Revenue Days	1,988	539	2,477	2,015	437	2,452
Product Carriers
Aframax (LR2)
Average TCE Rate	$-	$39,509		$-	$39,417
Number of Revenue Days	-	90	90	-	90	90
Panamax (LR1)
Average TCE Rate	$70,664	$-		$27,367	$-
Number of Revenue Days	507	-	507	719	-	719
MR
Average TCE Rate	$37,224	$22,037		$21,408	$21,782
Number of Revenue Days	2,192	533	2,725	2,664	710	3,374
Total Product Carriers Revenue Days	2,699	623	3,322	3,383	800	4,183
Total Revenue Days	4,637	1,162	5,799	5,398	1,237	6,635

Revenue days in the above table exclude days related to full service lighterings and certain of the Company’s vessels that were employed in transitional voyages.

During the 2026 and 2025 periods, each of the Company’s LR1s participated in the Panamax International Pool and transported crude oil cargoes exclusively.

Fleet Information

As of March 31, 2026, INSW’s fleet totaled 67 vessels, of which 59 were owned and 8 were chartered in.

			Total at March 31, 2026
Vessel Fleet and Type	Vessels Owned	Vessels Chartered-in1	Total Vessels	Total Dwt
Operating Fleet
VLCC	7	3	10	3,003,422
Suezmax	13	-	13	2,061,754
Aframax	4	-	4	452,375
Crude Tankers	24	3	27	5,517,551

LR2	1	-	1	112,691
LR1	7	1	8	594,367
MR	24	4	28	1,410,231
Product Carriers	32	5	37	2,117,289

Total Operating Fleet	56	8	64	7,634,840

Newbuild Fleet
LR1	3	-	3	223,200

Total Newbuild Fleet	3	-	3	223,200

Total Operating and Newbuild Fleet	59	8	67	7,858,040

(1) Includes bareboat charters, but excludes vessels chartered in where the duration of the charter was one year or less at inception.

Reconciliation to Non-GAAP Financial Information

The Company believes that, in addition to conventional measures prepared in accordance with GAAP, the following non-GAAP measures may provide certain investors with additional information that will better enable them to evaluate the Company’s performance. Accordingly, these non-GAAP measures are intended to provide supplemental information, and should not be considered in isolation or as a substitute for measures of performance prepared with GAAP.

Adjusted Net Income

Adjusted Net Income consists of Net Income adjusted for the impact of certain items that we do not consider indicative of our ongoing operating performance. This measure does not represent or substitute net income or any other financial item that is determined in accordance with GAAP. While Adjusted Net Income is frequently used as a measure of operating results and performance, it may not be necessarily comparable with other similarly titled captions of other companies due to differences in methods of calculation. The following table reconciles net income, as reflected in the consolidated statement of operations, to Adjusted Net Income:

	Three Months Ended March 31,
($ in thousands)	2026	2025
Net income	$286,143	$49,565
Gain on disposal of vessels and other assets, net	(88,171)	(10,021)
Gain on equity method investment	(3,919)	-
Adjusted Net Income	$194,053	$39,544

Weighted average shares outstanding (diluted)	49,714,857	49,528,814
Adjusted Net Income per diluted share	$3.90	$0.80

EBITDA and Adjusted EBITDA

EBITDA represents net income before interest expense, income taxes, and depreciation and amortization expense. Adjusted EBITDA consists of EBITDA adjusted for the impact of certain items that we do not consider indicative of our ongoing operating performance. EBITDA and Adjusted EBITDA do not represent, and should not be a substitute for, net income or cash flows from operations as determined in accordance with GAAP. Some of the limitations are: (i) EBITDA and Adjusted EBITDA do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments; (ii) EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs; and (iii) EBITDA and Adjusted EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt. While EBITDA and Adjusted EBITDA are frequently used as a measure of operating results and performance, neither of them is necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. The following table reconciles net income/(loss) as reflected in the condensed consolidated statements of operations, to EBITDA and Adjusted EBITDA:

	Three Months Ended March 31,
($ in thousands)	2026	2025
Net income	$286,143	$49,565
Interest expense	8,959	11,452
Depreciation and amortization	40,567	39,705
EBITDA	335,669	100,722
Gain on disposal of vessels and other assets, net	(88,171)	(10,021)
Holding gain on previously held equity interest	(3,919)	-
Adjusted EBITDA	$243,579	$90,701

Time Charter Equivalent (TCE) Revenues

Consistent with general practice in the shipping industry, the Company uses TCE revenues, which represents shipping revenues less voyage expenses, as a measure to compare revenue generated from a voyage charter to revenue generated from a time charter. Time charter equivalent revenues, a non-GAAP measure, provides additional meaningful information in conjunction with shipping revenues, the most directly comparable GAAP measure, because it assists Company management in making decisions regarding the deployment and use of its vessels and in evaluating their financial performance. Reconciliation of TCE revenues of the segments to shipping revenues as reported in the consolidated statements of operations follow:

	Three Months Ended March 31,
($ in thousands)	2026	2025
Time charter equivalent revenues	$317,245	$178,342
Add: Voyage expenses	8,231	5,052
Shipping Revenues	$325,476	$183,394